SHARE PURCHASE AGREEMENT
Share Purchase Agreement dated December 29, 2020 between Santiago Mora Bahamon, an individual domiciled in Colombia with ID No. 1.020.727.140 (“Santiago”), Laura Londono Tapia, an individual domiciled in Colombia with ID No. 1.032.410.535 (“Laura”), Pablo Silva, an individual domiciled in Colombia with ID No. 1.036.881.472 (“Pablo”), Stefan Lauer, an individual domiciled in Colombia with ID No. C5R94F7XJ (“Stefan”, and together with Santiago, Laura and Pablo, the “Vendors”) and Flora Growth Corporation (the “Purchaser”), a corporation existing pursuant to the laws of the Province of Ontario and domiciled at 65 Queen Street West, Suite 900, Toronto, Ontario, Canada M5H 2M5.
RECITALS
(a)	Santiago is the registered and beneficial owner of 15,741 ordinary shares of Kasa Wholefoods Company S.A.S., a company existing pursuant to the laws of the Republic of Colombia (the “Company”);
(b)	Laura is the registered and beneficial owner of 2,600 ordinary shares of the Company;
(c)	Pablo is the registered and beneficial owner of 1,195 ordinary shares of the Company;
(d)	Stefan is the registered and beneficial owner of 464 ordinary shares of the Company; and
(e)
The Vendors wish to sell and the Purchaser wishes to purchase an aggregate of 18,000 ordinary shares of the Company, representing 90% of the issued and outstanding equity of the Company on a fully diluted basis, upon the terms and conditions contained in this Agreement.

In consideration of the above and for other good and valuable consideration, the parties agree as follows.
1.	Purchase and Sale..
The Vendors hereby sell, assign and transfer to the Purchaser and the Purchaser hereby purchases from the Vendors an aggregate of 18,000 ordinary shares of the Company, representing 90% of the issued and outstanding equity of the Company on a fully diluted basis (the “Purchased Shares”), as follows:
Vendor	Company Shares
Santiago	13,741
Laura	2,600
Pablo	1,195
Stefan	464
Total	18,000

Section 2  Purchase Price.
The total purchase price is USD$235,600, of which is satisfied by the Purchaser discharging USD$87,300 payable owed by the Vendors to the Company, with the remainder, USD$148,300, being payable to the Vendors in the percentages set out in Schedule “A” upon transfer of the Purchased Shares to the Purchaser, free and clear of any encumbrances.
Section 3   Post-closing Covenants.
Forthwith following completion of the transfer of the Purchased Shares to the Purchaser, the Purchaser and Vendors shall enter into a unanimous shareholders’ agreement containing customary terms.
Section 4              Vendors’ Representations and Warranties.
Each Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares:
(a)	Corporate Authority. The transfer of the Purchased Shares to the Purchaser has been authorized by all necessary corporate action on the part of the Company;
(b)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(c)	Organization and Good Standing. The Company is a company established and validly existing under the laws of the Republic of Colombia;
(d)
Qualification to do Business.  The Company is duly qualified to carry on business and produce or market its products and services and is in possession of all permits, authorizations, approvals, licenses, records and consents required in all jurisdictions in which the nature of its business activities make necessary, and all such products and services comply with all technical, health, environmental or any other regulations that may apply;

(e)	No Violation or Breach. The execution and delivery of and performance by the Vendor of this Agreement:
(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Company or the Vendor is a party; and

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Company’s constating documents or by-laws; and

(iii)	will not result in the violation of any law;
(f)
Litigation. There is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of the Vendor, is threatened affecting the Company or its subsidiaries or affecting any of their property or assets (whether owned or leased) at law or in equity. Neither the Company, its Subsidiaries nor any their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to the Company and its subsidiaries on a consolidated basis;

(g)
Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries;

(i)	Employment and Labour.
(A)
The Company and each of its subsidiaries has been and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour, including, wages, hours of work, overtime, human rights, occupational health and safety and workers compensation, and there are no current, or, to the knowledge of the Vendor, pending or threatened proceedings (including grievances, arbitration, applications or pending applications) before any governmental entity or labour arbitrator with respect to any matter.

(B)	Neither the Company nor any of its subsidiaries are party to any:
(I)
contract providing for termination notice, payment in lieu of termination notice, change of control payments, or severance payments to, or any employment or consulting agreement with, any current or former director, officer or employee of the Company or its subsidiaries other than such arising from any applicable law; or

(II)
any collective bargaining agreement or union agreement nor, to the knowledge of the Vendor, subject to any application for certification or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement or union agreement nor are there any current, or to the knowledge of the Vendor, pending or threatened strikes or lockouts at the Company or its subsidiaries;

(C)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any provincial workers' compensation statute or regulation, and nether the Company nor any of its subsidiaries has been reassessed in any material respect under such statute or regulation during the past three (3) years and, to the knowledge of the Vendor, no audit of the Company or any its subsidiaries is currently being performed pursuant to any workers' compensation statute or regulation, and, to the knowledge of the Vendor, there are no claims or potential claims which may materially adversely affect the Company's or any of its subsidiaries' accident cost experience in respect of their businesses;

(D)	There are no labour disputes, strikes, organizing activities or work stoppages against the Company or any of its subsidiaries pending, or to knowledge of the Vendor, threatened;
(E)	All personnel providing services to the Company in the ordinary course of its business are subject to a written employment contract with the Company;
(F)
All contributions, premiums or taxes required to be made or paid by the Company or any of its subsidiaries under the terms of any employee plans of the Company and its subsidiaries or by applicable laws have been made in a timely fashion;

(ii)
Assets. The Company and its subsidiaries have valid, good and marketable title to all personal property owned by them, free and clear of all encumbrances. The assets and property owned, leased or licensed by the Company and its subsidiaries are sufficient, in all material respects, for conducting the business, as currently conducted, of the Company;

(iii)
Intellectual Property. The Company and its subsidiaries own all right, title and interest in and to, or is validly licensed (and are not in material breach of such licenses), all intellectual property that is material to the conduct of the business, as currently conducted, of the Company and its subsidiaries (collectively, the "Company Intellectual Property Rights"). All such Company Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as currently conducted, of the Company and its subsidiaries, and to the knowledge of the Vendor, all such Company Intellectual Property Rights are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally), do not infringe upon the intellectual property rights of any third party, and are not subject to any litigation, investigation, complaint or demand respecting an allegation of infringement upon the intellectual property of any third party;

(h)
Corporate Records. The corporate records of the Company have been delivered to the Purchaser and are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the constating documents of the Company, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate minutes of all meetings of the directors (and any committee thereof) and shareholders of the Company; (ii) such minute books contain all written resolutions passed by the directors (and any committee thereof) and shareholders of the Company; (iii) the share certificate books, if any, the central securities register and register of transfers, and branch registers, of the Company are complete and accurate, and all transfers of shares of the Company reflected therein have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Company were duly elected or appointed as the case may be;

(i)
Authorized and Issued Capital.  The authorized capital of the Company consists of 20,000 ordinary shares of which, at this date, 20,000 ordinary shares (and no more) have been issued and are outstanding as fully paid. All of the Purchased Shares have been issued in compliance with all applicable laws including, without limitation, applicable securities laws. Except as disclosed in this paragraph (i), there are no securities, options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever to which the Company or any of its subsidiaries is a party or by which any of the Company or its subsidiaries may be bound, obligating or which may obligate the Company or any of its subsidiaries to issue, grant, deliver, extend, or enter into any such security, option, warrant, stock appreciation right, restricted stock unit, conversion privilege or other right, agreement, arrangement or commitment and no dividend or distribution of any kind is or has been declared, paid or made by the Company on any of the Purchased Shares for the benefit of any Vendor;

(j)
No Other Agreements to Purchase.  Except for the Purchaser's right under this Agreement, no person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre‑emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Purchased Shares;

(k)
Title to Purchased Shares.  The Purchased Shares are owned by the Vendor as the registered and beneficial owner with a good title, free and clear of all liens, charges, pledges, security interests and other encumbrances other than those restrictions on transfer, if any, contained in the articles of the Company.  Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear of all liens, charges, pledges, security interests and other encumbrances other than (i) those restrictions on transfer, if any, contained in the articles of the Company, and (ii) liens granted by the Purchaser;

(l)
No Action.  The Vendor is not aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, commission, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by this Agreement;

(m)
Compliance with Laws. The Company and each of its subsidiaries have complied with and are not in violation, in any material respect, of any applicable laws, including (but not limited to) consumer protection, advertising, and gaming laws. Neither the Company nor any of its subsidiaries has received any written notices or other written correspondence from any governmental entity (1) regarding any violation (or any investigation, inspection, audit, or other proceeding by any governmental entity involving allegations of any violation) of any law or (2) of any circumstances that may have existed or currently exist which could lead to a loss, suspension, or modification of, or a refusal to issue, any material authorization. To the knowledge of the Vendor, no investigation, inspection, audit or other proceeding by any governmental entity involving allegations of any material violation of any law is threatened or contemplated. Neither the Company, its subsidiaries nor, to the knowledge of the Vendor, any of their directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature;

(n)	Taxes.
(A)
The Company and each of its subsidiaries has duly and timely filed all material tax returns required to be filed prior to the date hereof with the appropriate governmental entities and all such tax returns are true and correct in all material respects;

(B)
The Company and each of its subsidiaries has duly and timely paid all material taxes, including all instalments on account of taxes for the current year that are due and payable by it whether or not assessed by the appropriate governmental entity;

(C)
The Company and each of its subsidiaries has duly and timely collected all material amount of all taxes required to be collected and has duly and timely paid and remitted the same to the appropriate governmental entity;

(D)
There are no material proceedings, investigations, audits or claims now pending against the Company or its subsidiaries in respect of any taxes and no governmental entity has asserted in writing, or to the knowledge of the Vendor, has threatened to assert against the Company or its subsidiaries any deficiency or claim for taxes or interest thereon or penalties in connection therewith;

(E)
There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of taxes or the filing of any tax return by, or any payment of taxes by, the Company or any of its subsidiaries;

(F)	To the knowledge of the Vendor, there are no material encumbrances for taxes upon any property or assets of the Company and its subsidiaries (whether owned or leased);
(G)	The Company or its subsidiaries are not a party to any agreement, understanding, or arrangement relating to allocating or sharing any material amount of taxes; and
(H)
The Company and each of its subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person, including any employees and any non-resident person, the amount of all material taxes and other deductions required by any laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate governmental entity;

(o)
Financial Statements. The Company’s financial statements as at and for the fiscal year ended December 31, 2019 (including the notes thereto) (the "Financial Statements") have been made available to the Purchaser, were prepared in accordance with GAAP acceptable in Colombia, applying IFRS standards, and were consistently applied and present fairly, in all material respects, the financial position, financial performance and cash flows of the Company for the dates and periods indicated therein and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of the Company, and do not contain any false or incorrect statement or omit material information that must be disclosed in accordance with applicable law. There has been no material change in the Company’s accounting policies since December 31, 2019;

(p)	No Material Change. Since December 31, 2019,
(A)	The Company and its subsidiaries has conducted its business only in the ordinary course, excluding matters relating to the proposed Agreement;
(B)
There has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any material adverse effect;

(C)	There has not been any acquisition or sale by the Company or its subsidiaries of any material property or assets;
(D)
There has not been any incurrence, assumption or guarantee by the Company or its subsidiaries of any material debt for borrowed money, any creation or assumption by the Company or its subsidiaries of any encumbrance or any making by the Company or its subsidiaries of any material loan, advance or capital contribution to or investment in any other Person, except as disclosed in the Financial Statements; and

(E)	The Company has not affected or passed any resolution to approve a split, consolidation or reclassification of any of the Purchased Shares;
(q)
No Undisclosed Liabilities. The Company has no material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person; and

(r)
Books and Records. The financial books, records and accounts of the Company and its subsidiaries (the “Books and Records”): (i) have been delivered to the Purchaser, (ii) have been maintained in accordance with applicable laws and GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Company and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements.

Section 5   As Is, Where Is.
The Purchaser expressly acknowledges that the Purchaser hereby agrees to purchase the Purchased Shares on an “as is, where is” basis, and the Vendors make no further or other representations, warranties or assurances, expressed or implied, concerning the Purchased Shares, the Company or their respective businesses, prospects, employees, customers, operations or liabilities.

Section 6  Purchaser's Representations and Warranties.
The Purchaser represents and warrants as follows to the Vendors at the date of this Agreement and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:
(a)
Incorporation and Qualification.  The Purchaser is a corporation incorporated and existing under the laws of the Province of Ontario. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement;

(b)	Corporate Authority. The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser;
(c)	No Violation or Breach. The execution and delivery of and performance by the Purchaser of this Agreement:
(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Purchaser’s constating documents or by-laws;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Purchaser is a party; and

(iii)	will not result in the violation of any law;
(d)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; and

(e)
Compliance with Laws. Neither the Purchaser nor, to the knowledge of the Purchaser, any of their directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

Section 7  Deliveries.

(1)
Deliveries to the Purchaser.  Upon execution of this Agreement, the Vendors shall deliver to the Purchaser actual possession of the share certificates representing the Purchased Shares, duly endorsed in favor of the Purchaser.

(2)	Receipt by Purchaser. By executing this Agreement, the Purchaser acknowledges receipt of the Purchased Shares.
(3)	Deliveries to the Vendors. Upon execution of this Agreement, the Purchaser shall deliver to the Vendors evidence of payment in full of the cash purchase price,.
(4)
Receipt by Vendors.  By executing this Agreement, the Vendors acknowledge receipt of the document delivered pursuant to Section 7(3) and acknowledge that the cash purchase price for the Purchased Shares, being USD$235,000, has been paid in full.

Section 8  Enurement.
This Agreement becomes effective when executed by the Vendors and the Purchaser.  After that time, it will be binding upon and enure to the benefit of the parties and their respective successors heirs, executors, administrators, legal representatives and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement, including any right to payment, may be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party.
Section 9  Entire Agreement.
This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such transactions.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 10 Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the party to be bound by the waiver.  A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right it may have.
Section 11 Further Assurances.
Each of the parties covenants and agrees to do such things, to attend such meetings, to deliver or to execute such further documents, information and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.
Section 12 Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 13 Indemnity.
For a period of 12 months following the date hereof, the Purchaser shall indemnify the Vendors and the Vendors shall indemnify the Purchaser, its subsidiaries and their respective officers, directors and employees (to the extent that such persons are assessed with statutory liability thereto) for all direct and indirect costs or losses, liabilities, damages, claims, costs, expenses, interest awards, judgments and penalties, including any adverse tax consequences, out-of-pocket costs and expenses, including out-of-pocket legal fees and disbursements, suffered or incurred in connection with or as a result of (i) any breach by the applicable party of such party’s representations and warranties and (ii) any non-performance by the applicable party of such party’s covenants or agreements contained in this Agreement.
The indemnified party shall give notice in writing to the indemnifying party as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any claim (each, a “Claim”) involving the indemnified party which may result in a claim for indemnification under this Section 13, and the indemnifying party agrees to give the indemnified party notice in writing as soon as practicable upon it being served with any Claim involving the indemnified party. Such notice shall include a description of the Claim, a summary of the facts giving rise to the Claim and, if possible, an estimate of any potential liability arising under the Claim. Failure by the indemnified party to so notify the indemnifying party of any Claim shall not relieve the indemnifying party from liability under this Section 13 except to the extent that the failure materially prejudices the indemnifying party.

Promptly after receiving written notice from the indemnified party of any Claim (other than a Claim by or on behalf of the indemnifying party to procure a judgment in its favour against the indemnified party), unless the indemnified party elects otherwise, in its sole discretion, the indemnifying party shall in a timely manner assume conduct of the defence thereof and retain counsel on behalf of the indemnified party who is reasonably satisfactory to the indemnified party, to represent the indemnified party in respect of the Claim. The indemnified party consents to the conduct thereof and of any action taken by the indemnifying party, in good faith, in connection therewith, and the indemnified party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the indemnifying party all information reasonably required to defend or prosecute the Claim. In the event that the indemnified party elects to assume conduct of the defence on its own behalf, the indemnified party shall promptly following the indemnifying party’s reasonable request, consult with the indemnified party and keep the indemnifying party apprised of the progress in respect of any Claim; provided, however, that failure by the indemnified party to so keep the indemnifying party apprised of the progress of any Claim shall not relieve the indemnifying party from liability under this Section 13 except to the extent that the failure materially prejudices the indemnifying party.
No admission of liability with respect to the indemnified party shall be made by either the indemnifying party or the indemnified party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, unless such settlement includes an unconditional general release of the indemnified party without any admission of negligence, misconduct, liability or responsibility by the indemnified party.
Once the validity and amount of an indemnity claim has been finally determined (the “Claim Amount”) by agreement between the indemnifying party and the indemnified party or by binding, final and non-appealable determination or settlement, then the indemnifying party will promptly pay the Claim Amount to the indemnified party.
Section 14 Non-Disclosure.
For a period of two years following the date hereof, the parties hereto will keep confidential and refrain from using all information obtained by it in connection with the transactions contemplated by this Agreement relating to any other party hereto, provided however that such obligation shall not apply to any information which was in the public domain at the time of its disclosure to a party or which subsequently comes into the public domain other than as a result of a breach of such party’s obligations under this Section 14.  For greater certainty, nothing contained herein shall prevent any disclosure of information which may be required pursuant to applicable laws or pursuant to an order in judicial or administrative proceedings or any other order made by any governmental authority. In addition, except with the prior written consent of the Purchaser, each of the Vendors and their respective employees, agents, consultants, advisors and other representatives will hold all information received from the Purchaser and Company in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law.

Section 15 Non-Solicit/Non-Compete.
Each of the Vendors agrees that, other than as consented to in writing by the Purchaser, he or she shall not (A) carry out acts or operations that (i) solicits or attempts to entice away, hires or engages any person who is at any time employed or engaged to perform services by the Purchaser or the Company (or their subsidiaries), or (ii) competes directly, seeks to compete, or adversely interferes with Purchaser or the Company (or their subsidiaries’) business activities, or (B) participate, personally, professionally, or by way of an interest in any entity, in the cultivation, manufacturing, marketing, or import or export of psychoactive or non-psychoactive cannabis (including hemp) or any of its derivatives.
Section 16 Non-Disparagement.
The Vendors agree not to criticize, denigrate, disparage or speak negatively, whether personally or through any employee, agent, consultant, advisor and other representative, about the Purchaser or the Company (or any of their subsidiaries), their brands or products, or their directors, officers, employees, accountants, counsel or other agents and representatives, (i) publicly, (ii) in writing, or (iii) to any media outlet, television station or program, radio station or program, newspaper, magazine, website, editor, reporter, journalist, photo-journalist, interviewer, author, columnist, blogger, writer, or current or former employee.
Section 17 Governing Law.
This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to conflict of law principles).
Section 18 Counterparts.
This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument.  Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.
[signature page follows]

The parties have executed this Share Purchase Agreement as of the day, month and year first written above.
/s/Santiago Mora Bahamon
Santiago Mora Bahamon
/s/Laura Londono Tapia
Laura Londono Tapia
/s/Pablo Silva
Pablo Silva
/s/Stefan Lauer
Stefan Lauer

FLORA GROWTH CORPORATION

By: /s/Luis Merchan
Name:Luis Merchan
Title:CEO

SCHEDULE “A”
CONSIDERATION ALLOCATION TABLE
Vendor	%age of Consideration
Santiago	78.70%
Laura	13.00%
Pablo	5.98%
Stefan	2.32%